Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 7 to the Registration Statement (No. 333-220514) on Form S-11 of Presidio Property Trust, Inc. and Subsidiaries of our report dated March 12, 2020, except for the effects of the one-for-two reverse stock split described in Note 15 as to which the date is August 3, 2020, relating to the consolidated financial statements and the financial statement schedule of Presidio Property Trust, Inc. and Subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Squar Milner LLP

Irvine, California

August 3, 2020